Exhibit 10.1

Restrictive Covenant AGREEMENT

THIS RESTRICTIVE COVENANT AGREEMENT, dated as of August 29, 2025 (this “Agreement”), is entered into by and between Joby Aviation, Inc., a Delaware corporation (the “Parent”), and Strata Critical Medical, Inc. (f/k/a Blade Air Mobility, Inc.), a Delaware corporation (“Seller”, and, together with the Parent, the “Parties” and each individually a “Party”).

W I T N E S S E T H:

WHEREAS, the Parent, the Buyer and Seller are party to that certain Equity Purchase Agreement, dated as of August 1, 2025 (the “Purchase Agreement”), pursuant to which Seller will, on the terms and subject to the conditions set forth therein, sell, transfer, convey and deliver to the Buyer the Purchased Equity and the Buyer will accept and purchase the Purchased Equity and thereby acquire all the outstanding membership interests of the Transferred Subsidiary and the Business;

WHEREAS, the Parent and Seller mutually desire that the goodwill of the Business be acquired by the Buyer as part of the Equity Purchase and the other transactions contemplated by the Purchase Agreement and acknowledge that the Buyer’s failure to acquire the goodwill of the Business in accordance with the terms of, and subject to the conditions set forth in, the Purchase Agreement would have the effect of reducing the value of the Transferred Subsidiary and the Business;

WHEREAS, this Agreement is necessary to protect the Buyer’s legitimate interests as the acquirer of the Purchased Equity, and Seller understands and acknowledges that the execution and delivery of this Agreement by Seller is a material inducement of the Parent’s willingness to enter into the Purchase Agreement and is a material condition to the Parent consummating the transactions contemplated by the Purchase Agreement, including the Equity Purchase; and

WHEREAS, as a condition and material inducement to the Parent’s execution of the Purchase Agreement and consummation of the transactions contemplated thereby, including the Equity Purchase, and to preserve the value of the Business and assets being acquired by the Buyer pursuant to the Purchase Agreement, the Purchase Agreement contemplates, among other things, that Seller enter into this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.            Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement. In addition, when used herein, the following capitalized terms shall have the following meanings:

(a)            “Competing Business” means each of the Jet Charter Business and the Short Distance Business.

(b)            “Covered Person” means any customer or client of the Business as of the Closing Date.

(c)            “Jet Charter Business” means the business of marketing pursuant to paid advertising in digital or print mediums for full fixed wing aircraft charters or offering, selling, promoting, marketing, planning, booking, brokering, coordinating or arranging seats available for purchase on a fixed wing aircraft (which shall exclude planes capable of landing and takeoff over water, which are referred to herein as “Sea Planes”), in each case, as conducted by the Business as of the Closing Date; provided that, for the avoidance of doubt, the “Jet Charter Business” shall expressly exclude (i) the Retained Business (including, for the avoidance of doubt, the transportation of medical staff, organs, patients and patient families in the course of operating the medical transport business of the Retained Business), (ii) the business of facilitating or providing air transportation for any purpose other than the transportation of passengers (including, without limitation, for medical evacuations, transporting cargo, combatting fires, surveillance, news gathering or any other similar purpose), and (iii) the business of selling aircraft capacity to other Persons or businesses engaged in the aviation industry, including marketing through an online marketplace or similar platform maintained or operated by a B2B technology company (including, for the avoidance of doubt, Avinode TripManager) or through a traditional aircraft leasing arrangement; provided, that during the term set forth in Section 2(b), Parent, with respect to the Business, shall receive a ten (10%) percent discount with respect to jet charter seats marketed directly by Seller or any of its controlled Affiliates through an online marketplace or similar platform maintained or operated by a B2B technology company (including, for the avoidance of doubt, Avinode TripManager), and (iv) ownership or use of, or rights or benefits arising under or relating to, the Excluded Assets, the Excluded Contracts, the Excluded Intellectual Property Rights and the Excluded Technology.

(d)            “Parent Group” means the Parent and any of its Subsidiaries or controlled Affiliates (including, after the Closing, the Transferred Subsidiary and its Subsidiaries).

(e)            “Short Distance Business” means the business of operating, offering, selling, promoting, marketing, planning, booking, brokering, coordinating and arranging for the air transportation of passengers using Sea Planes, helicopters or electric vertical takeoff and landing (“eVTOL”) aircrafts, in each case, as conducted by the Business as of the Closing Date; provided that, for the avoidance of doubt, the “Short Distance Business” shall exclude (i) the Retained Business (including, for the avoidance of doubt, the carriage or transportation of medical staff, organs, patients and patient families in the course of operating the medical transport business of the Retained Business), (ii) the business of facilitating or providing air transportation for any purpose other than the transportation of passengers (including, without limitation, for medical evacuations, combatting fires, surveillance, news gathering or any other similar purpose), and (iii) ownership or use of, or rights or benefits arising under or relating to, the Excluded Assets, the Excluded Contracts, the Excluded Intellectual Property Rights and the Excluded Technology.

(f)            “Significant Transaction” means any transaction or a series of related transactions, whether structured as a merger, sale of equity securities, sale of assets, recapitalization or otherwise, pursuant to which any Person(s) (each, a “Significant Investor”) (i) directly or indirectly acquire shares of capital stock of Seller that represent more than 50% of the equity interests of Seller, (ii) acquire or obtain, directly or indirectly, the power or right to direct or cause the direction of management or policies of Seller or its Subsidiaries or the Retained Business (whether through ownership of equity securities, by contract or otherwise) or (iii) directly or indirectly acquire all or substantially all of the assets of the Retained Business or Seller and its Subsidiaries on a consolidated basis.

(g)            “Specified Employee” means any individual who is a Business Employee and employed by a Transferred Entity as of immediately prior to the Closing.

(h)            “Territory” means (i) the United States, (ii) the Principality of Monaco, (iii) the city of Nice, the commune of Saint-Tropez and the Provence-Alpes-Côte d'Azur in France, (iv) each and every state, province, city or other political subdivision throughout the world in which Seller or its Affiliates conducts the Business as of the Closing Date and (v) upon thirty (30) days’ prior written notice to Seller, any other country in which the Business begins to operate after the Closing Date.

2.            Noncompetition and Nonsolicitation Obligations of Seller.

(a)            During the period commencing on the Closing Date and ending on the eighth (8th) anniversary of the Closing Date, Seller will not, without the prior written consent of the Parent, and Seller will cause its controlled Affiliates not to: (i) engage, participate in or acquire or hold any interest in any Short Distance Business in the Territory; or (ii) be or become a member, stockholder, equityholder, owner, affiliate, salesperson, co-owner, investment partner, trustee, promoter, agent, representative, supplier, contractor, consultant, advisor or manager of or to, or participate in or facilitate the financing, operation, management or control of, any Person or business that engages or participates in a Short Distance Business in the Territory, in each case, subject to Section 2(c).

(b)            During the period commencing on the Closing Date and ending on the third (3rd) anniversary of the Closing Date, Seller will not, without the prior written consent of the Parent, and Seller will cause its controlled Affiliates not to: (i) engage or participate in or acquire or hold any interest in any Jet Charter Business in the Territory; or (ii) be or become a member, stockholder, equityholder, owner, affiliate, salesperson, co-owner, investment partner, trustee, promoter, agent, representative, supplier, contractor, consultant, advisor or manager of or to, or participate in or facilitate the financing, operation, management or control of, any Person or business that engages or participates in a Jet Charter Business in the Territory, in each case, subject to Section 2(c).

(c)            Notwithstanding anything to the contrary, nothing in this Section 2 shall prohibit or restrict Seller or any of its controlled Affiliates from, directly or indirectly, (i) performing its obligations or taking any action permitted under the Purchase Agreement or any Ancillary Agreement, (ii) owning as a passive investment less than five percent (5%) of the outstanding shares of the capital stock of a publicly-traded company that is engaged in a Competing Business, (iii) owning as a passive investment an equity interest in a private debt or equity investment fund or vehicle (and any corresponding indirect interest in any portfolio company (as such term is customarily understood in the private equity industry) or investment of any such private debt or equity investment fund or vehicle) in which Seller does not have the ability to control or materially influence investment decisions or exercise any managerial control over such fund, (iv) acquiring or investing in (whether in any transaction or a series of related transactions, structured in any manner, including as a merger, sale of equity securities, sale of assets, recapitalization or otherwise) any Person or business that is engaged or participates in a Jet Charter Business and will continue to engage or participate in a Jet Charter Business after the consummation of such acquisition or investment; provided, that (x) such Person or business is not engaged or participating in a Short Distance Business, (y) the net revenue generated by Seller and its Subsidiaries, on a consolidated basis, in respect of the Jet Charter Business of such Person or business would not reasonably be expected to account for more than 20% of the aggregate net revenue of Seller and its Subsidiaries, on a consolidated basis, and (z) during the portion of the term set forth in Section 2(b) that remains after the date that is three (3) months after the consummation of such acquisition or investment, the acquired Person or business will not engage or participate in the Jet Charter Business, or (iv) engaging or participating in any business (including, for the avoidance of doubt, the Retained Business) other than the Competing Businesses. For the avoidance of doubt, nothing in this Agreement, including in this Section 2, shall (A) restrict, limit or prohibit the ability of Seller or any of its controlled Affiliates to transfer, sell, acquire, lease (whether as lessor or lessee) or sublease (whether as sublessor or sublessee) any aircraft to or from any Person or (B) restrict or limit, or be binding upon, any direct or indirect third-party acquiror or investor of the Retained Business (or any Affiliate, investment vehicle or portfolio company (as such term is customarily understood in the private equity industry) of any such acquiror or investor); provided, however, Seller and its controlled Affiliates shall remain subject to the obligations set forth in this Section 2 in accordance with the terms hereof.

(d)            During the period commencing on the Closing Date and ending on the third (3rd) anniversary of the Closing Date, Seller will not, without the prior written consent of the Parent, directly or indirectly, and Seller will cause its controlled Affiliates not to:

(i)            encourage, induce, attempt to induce, recruit or solicit any Specified Employee to leave his or her employment with any member of the Parent Group; provided, however, that nothing contained herein shall prohibit or restrict Seller or any of its controlled Affiliates from, directly or indirectly, placing general advertisements or conducting any other form of general solicitation (including via search firm engagements) that may be targeted to a particular geographic or technical area but that is not specifically targeted directly or indirectly towards Specified Employees;

(ii)            solicit business from any Covered Person, in each case, for the purpose of interfering with the relationship between such Covered Person and the Business by providing goods, products or services with respect to, or on behalf of, a Competing Business in the Territory (it being understood that the placement of general advertisements that may be targeted to a particular geographic or technical area, but which are not targeted directly towards a Covered Person, shall not be prohibited or restricted under, or deemed to be a breach of, this Section 2(d)(ii)); or

(iii)            encourage, induce, attempt to induce or solicit any Covered Person to cease doing business with any of the Transferred Entities (including the Transferred Subsidiary);

provided, that, except as expressly set forth in Section 2(d)(ii) or Section 2(d)(iii), nothing in this Section 2(d) shall prohibit, restrict or otherwise limit the ability of the Retained Business or Seller or any of its controlled Affiliates from doing business with any Covered Person.

3.            Injunctive Relief; Availability of Other Remedies.

(a)            Each Party acknowledges that (i) the provisions in Section 2 are reasonable and necessary to protect the legitimate interests of the Parent and Seller, respectively, and (ii) any violation of Section 2 may result in irreparable injury to the Parent or Seller, as applicable, the exact amount of which may be difficult to ascertain, and that the remedies at law for any such violation may not be reasonable or provide adequate compensation to such Party for such a violation. Accordingly, each Party agrees that if such Party violates the provisions of Section 2, as applicable, in addition to any other remedy which may be available at law or in equity, the other Party shall be entitled to seek specific performance and injunctive relief, without posting a bond or other security, and without the necessity of proving the inadequacy of the available remedies at law.

(b)            The rights and remedies of each Party under this Agreement are not exclusive of or limited by any other rights or remedies that it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of each Party under this Agreement, and the obligations and liabilities of each Party under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, under laws relating to misappropriation of trade secrets, under other laws and common law requirements and under all applicable rules and regulations, in each case, solely to the extent applicable and subject to the terms and provisions set forth in the Purchase Agreement and the Ancillary Agreements.

(c)            Notwithstanding anything to the contrary in this Agreement, if the Purchase Agreement is terminated in accordance with its terms prior to the Closing, then this Agreement shall automatically and immediately terminate in full and be of no further force or effect.

4.            Severability; Judicial Modification.

(a)            The covenants and obligations of each Party set forth in this Agreement shall be construed as independent of any other covenant or obligation set forth in this Agreement. If any term or provision of this Agreement is held invalid, illegal or unenforceable by a court of a competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

(b)            If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable, in each case, to come as close as possible to expressing and giving effect to the original intention of the Parties with respect to the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to negotiate in good faith to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the original intent of the Parties with respect to the economic, business and other purposes of such invalid or unenforceable term.

5.            Miscellaneous.

(a)            Adequacy of Consideration. Each Party acknowledges and agrees that the Parties’ entry into, and consummation of the transactions contemplated under, the Purchase Agreement provide for adequate consideration for the Parties to enter into this Agreement.

(b)            Entire Agreement. This Agreement and the Purchase Agreement and Ancillary Agreements embody the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties, or between any of them, with respect to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth in this Agreement, the Purchase Agreement or any of the other Ancillary Agreements.

(c)            Successors and Assigns; Third-Party Beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, including any successor or acquirer of a Party, each of which shall assume the obligations of such Party hereunder, except as set forth in Section 2(e). None of the Parties may assign their respective rights or obligations hereunder (by operation of Law or otherwise) without the prior written consent of the other Party. Any attempted assignment in violation of this Section 5(c) shall be void. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(d)            Interpretation. Section 10.03 of the Purchase Agreement is incorporated herein by reference mutatis mutandis.

(e)            Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(i)            This Agreement and any claim arising from or relating to this Agreement, the transactions contemplated by this Agreement, any relief or remedies sought by any Parties, and the rights and obligations of the Parties hereunder shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the conflicts of Law provisions thereof that would cause the Laws of any other jurisdiction to apply.

(ii)            Each of the Parties irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, the United States District Court for the District of Delaware) in any action arising out of or relating to this Agreement or any of the matters contemplated hereby. Each of the Parties irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection it may now or hereafter have to the laying of venue of any action arising out of or relating to this Agreement in any such court. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action in any such court. Each of the Parties agrees not to bring any action arising out of or relating to this Agreement or any of the matters contemplated hereby other than in any such court. Each Party agrees that service of process upon such Party in any such action shall be effective if notice is given in accordance with Section 5(h).

(iii)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS CONTAINED IN THIS SECTION 5(e).

(f)            Amendment and Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(g)            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more such counterparts have been signed by each Party and delivered (by facsimile, e-mail or other means of electronic transmission) by the other Parties.

(h)            Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been given (i) when delivered by hand, (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (iii) on the date sent by e-mail (with confirmation of transmission or no error message generated) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (iv) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid; provided, that any notices and other communications delivered pursuant to the foregoing clauses (i), (ii) and (iv) shall also be sent by e-mail. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 5(h)):

if to Seller, to:

Strata Critical Medical, Inc. (f/k/a Blade Air Mobility, Inc.)

31 Hudson Yards, 14th Floor

New York, NY 10001

Attention: Melissa Tomkiel; Legal Department

E-mail: [            ]

with a copy to:

Simpson Thacher & Bartlett LLP
2475 Hanover Street
Palo Alto, CA 94304
Attention: William B. Brentani; Mark Myott; Matthew Fisher
E-mail: [             ]

if to the Parent, to:

Joby Aviation

333 Encinal Street

Santa Cruz, CA 95060

Attn: Legal Dept.

with a copy to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attention:

E Mail:

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Restrictive Covenant Agreement, effective as of the date first written above.

SELLER

STRATA CRITICAL MEDICAL, INC. (F/K/A BLADE AIR MOBILITY, INC.)

By:	/s/ Melissa Tomkiel

Name:	Melissa Tomkiel

Title:	General Counsel

IN WITNESS WHEREOF, the Parties hereto have duly executed this Restrictive Covenant Agreement, effective as of the date first written above.

PARENT

JOBY AVIATION, INC.

By:	/s/ JoeBen Bevirt

Name:	JoeBen Bevirt

Title:	Chief Executive Officer